Encision Reports Third Quarter Fiscal Year 2014 Results

BOULDER, Colo., Jan. 30, 2014 /PRNewswire/ -- Encision Inc. (OTC PINK: ECIA), a medical device company owning patented surgical technology that prevents stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2014 third quarter ended December 31, 2013.

The Company posted quarterly revenue of $2.716 million for a quarterly net income of $33 thousand, or $0.00 per share. These results compare to revenue of $3.055 million for a net loss of $82 thousand, or $(0.01) per share, in the year-ago quarter. Gross margin on revenue was 52.4 percent compared to 54.5 percent in the year-ago quarter. The decrease in gross margin from the year-ago quarter was the result of the increase in overhead costs per unit of product due to decreased product revenue. Interest and other expense, net, included $59 thousand for the medical device excise tax that started January 1, 2013.

The Company posted nine months product revenue of $7.852 million and nine months service revenue of $191 thousand for a nine months net loss of $329 thousand, or $(0.04) per share. These results compare to product revenue of $8.566 million and service revenue of $464 thousand for a net loss of $337 thousand, or $(0.04) per share, in the year-ago nine months. Gross margin was 53.3 percent compared to 55.7 percent in the year-ago nine months. Interest and other expense, net, included $179 thousand for the nine months for the medical device excise tax that started January 1, 2013.

"Product revenue for our third quarter of fiscal year 2014 increased two percent sequentially from our second quarter and declined 10.5 percent versus last year's third quarter," said Greg Trudel, President and CEO. "Last April and May, the Company made significant expense reductions which resulted in a $423 thousand decrease in operating expenses in our third quarter versus the year ago quarter. Those expense reductions principally contributed to our operating income of $98 thousand versus last year's third quarter operating loss of $83 thousand."

"I appreciate the confidence that our investors have in our proprietary AEM® Technology and in the future of our Company. In December 2013, we completed a private placement of 2,463,125 shares of our common stock and warrants that may be exercised into 1,231,563 shares of the Company's common stock, which raised approximately $2 million, before fees. After paying off our line of credit, cash and equivalents at quarter end stood at approximately $1.5 million, which will be used for supporting marketing, sales and engineering programs. In addition, in December 2013, we announced that we filed a premarket notification under Section 510(k) with the FDA of our intent to market what had previously been described as an AEM simplification product, now called the AEM EndoShield(TM) Burn Protection System (trademark applied for), which is a major evolution of our AEM monitoring system. We anticipate releasing this product in late Spring of 2014."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM® Technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, CO, the company pioneered the development and deployment of Active Electrode Monitoring, AEM Technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2013 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)

	December 31, 2013	March 31, 2013
ASSETS
Cash and cash equivalents	$ 1,520	$ 126
Accounts receivable, net	1,061	986
Inventories, net	2,657	2,929
Prepaid expenses	110	66
Total current assets	5,348	4,107
Equipment, net	1,818	1,629
Patents, net	250	238
Other assets	13	9
Total assets	$ 7,429	$ 5,983
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	386	824
Accrued compensation	296	319
Other accrued liabilities	372	446
Lease and deferred rent payable – short term	91	––
Total current liabilities	1,145	1,589
Lease and deferred rent payable – long term	211	––
Total liabilities	1,356	1,589
Common stock and additional paid-in capital	23,577	21,570
Accumulated (deficit)	(17,504)	(17,176)
Total shareholders' equity	6,073	4,394
Total liabilities and shareholders' equity	$ 7,429	$ 5,983

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net revenue:
Product	$ 2,644	$ 2,955	$7,852	$8,566
Service	72	100	191	464
Total revenue	2,716	3,055	8,043	9,030
Cost of revenue:
Product	1,245	1,317	3,635	3,692
Service	47	72	119	311
Total cost of revenue	1,292	1,389	3,754	4,003
Gross profit	1,424	1,666	4,289	5,027
Operating expenses:
Sales and marketing	601	903	2,266	2,716
General and administrative	361	385	1,069	1,352
Research and development	364	461	1,068	1,294
Total operating expenses	1,326	1,749	4,403	5,362
Operating income (loss)	98	(83)	(114)	(335)
Interest and other expense, net	(65)	1	(215)	(2)
Income (loss) before provision for income taxes	33	(82)	(329)	(337)
Provision for income taxes	––	––	––	––
Net income (loss)	$ 33	$ (82)	$ (329)	$ (337)
Net income (loss) per share—basic and diluted	$ 0.00	$ (0.01)	$ (0.04)	$ (0.04)
Basic weighted average number of shares	8,616	8,210	8,346	8,196
Diluted weighted average number of shares	8,620	8,210	8,346	8,196